EXHIBIT 10.1

TERMS OF EMPLOYMENT

PATRICIA A. WOERTZ (“EXECUTIVE”) AND
ARCHER-DANIELS-MIDLAND CO. (“COMPANY”)

Executive and the Company hereby agree to the following terms of Executive’s employment with the Company:

1.	Title of Chief Executive Officer & President, reporting directly to the Board of Directors. As of the Start Date, Executive will serve as a member of the Board.

2.	Start date on May 1, 2006.

3.
Annual base salary of $1,200,000 to be reviewed annually on the same schedule as other senior executives, but initially not before 12 months. There shall be no salary reduction below the amount in effect on the date hereof as a result of subsequent salary reviews. Salary shall be paid according to the regular Company payroll process.

4.
A target annual bonus of at least 125% of base salary. Payment of a target bonus shall be guaranteed for (i) the remainder of fiscal 2006 prorated for the number of months employed as a fraction of 12, and (ii) for fiscal 2007. Any additional annual bonus awards for exceptional performance would be as determined in the discretion of the Board.

5.
An annual long-term incentive grant the first of which shall have a present value of at least $6.5 million effective on the date of commencement of Executive’s employment and allocated approximately 25% in stock options (based on the Black-Scholes value as of April 27, 2006) and 75% in restricted shares (based on the Black-Scholes value as of April 27, 2006) pursuant to the Company’s 2002 Incentive Compensation Plan (“Plan”).

(a)
Option terms and provisions shall be as specified under the Company’s stock option agreement as applicable to other senior executives under the Plan including a 10-year term, five-year installment vesting (20% on each anniversary of the grant date), continued vesting and full-term to exercise following “retirement” or “disability” (as defined in the Plan), full vesting upon a Change in Control (as defined in the Plan), and full vesting and full-term to exercise upon death.

(b)
Restricted stock terms and provisions shall be as specified under the Company’s restricted stock award agreement as applicable to other senior executives under the Plan, including voting rights and cash dividends from the grant date, 100% cliff-vesting for continued employment through the third anniversary of the grant date, continued vesting following retirement or disability, and full vesting upon death or upon a Change in Control.

6.
Commencing with annual grants awarded in 2007, an annual long-term incentive grant as determined in the discretion of the Compensation Committee commensurate with Executive’s position relative to grants awarded to other senior officers of the Company, with a vesting schedule and other terms and conditions applicable generally to grants to other senior officers.

7.
A one-time sign-on grant of $1.5 million, comprised one-third of cash payable with the Executive’s first regular payroll check and two-thirds of restricted stock valued on the date of commencement of Executive’s employment in the manner provided at 5, above. These restricted shares will vest fully if Executive is continuously employed through the first anniversary of the Start Date and otherwise be subject to the terms and conditions at 5(b), above.

8.
Pension benefit calculated under the same provisions as for other senior executives, but with (i) the total benefit, based on covered compensation defined as Executive’s base salary plus target annual bonus for, the 60 highest average consecutive months of the last 180 months employed, (ii) the non-qualified portion shall be fully vested to the extent of the Executive’s accrued benefit, and (iii) the non-qualified portion shall be payable in a lump-sum six months after Executive’s separation of service unless voluntarily deferred by Executive in compliance with rules under Internal Revenue Code Section 409A.

(a)
The lump-sum payment will be calculated using the qualified plan statutory lump-sum method (Code Section 417(e)(3)), which currently stipulates the 30-year Treasury rate and GAM 1994 Unisex Mortality Table after first giving effect to any applicable early retirement subsidies set forth in the plan.

9.	Other benefits and perquisites comparable to the predecessor CEO or, if more favorable, other senior officers.

10.
Reimbursement for reasonable relocation expenses. The place of the Executive’s employment shall be in the state of Illinois and the Executive is required to immediately relocate to Illinois in connection with accepting employment with the Company. Accordingly, Executive shall be provided reimbursement for reasonable relocation expenses including, but not be limited to, provision for a suitable furnished apartment for transition housing for up to 12 months. Any amount that is taxable to the Executive shall be grossed-up by the Company.

11.	Severance upon a covered termination as follows:

(a)
If unrelated to a Change in Control, two years’ base salary plus target annual bonus amount paid in equal installments on the regular payroll schedule, two years of benefit continuation, two years of accelerated equity vesting, and two years of pension coverage (age, service, and imputed covered compensation under the applicable plan at current rate for severance period).

(b)
If related to (i.e., prior to and in connection with, or within two years following) a Change in Control, one additional year of severance (i.e., three times the sum of base salary and target bonus) with the total severance amount payable in a lump-sum at termination, full vesting of equity, gross-up for excise tax under Internal Revenue Code Section 280G, three years of benefit continuation, and three years of pension coverage (age, service, and imputed covered compensation under the applicable plan at current rate for severance period), and other terms and provisions to be developed with the Board.

(c)	“Covered termination” to include any involuntary termination by the Board except for “cause,” and voluntary termination by the executive for “good reason,” as defined on the Attachment.

(d)
As a condition for receiving severance, Executive shall agree to release the Company from all claims as well as to abide by reasonable post-employment restrictive covenants (e.g., non-competition with principal direct competitors, and non-solicitation of employees, customers and suppliers, in each case for two years following employment termination; non-disparagement of the Company and Board; etc.).

12.	Approval - To be effective, these terms of employment shall be subject to approval by the Board of Directors.

13.	Other miscellaneous points, as follows:

(a)
Executive will be covered by D&O insurance comparable to that provided to the predecessor CEO, and in no event less than provided to other directors. Such insurance coverage shall continue in effect both during the employment period and, while potential liability exists, thereafter, to the same extent as provided to directors after cessation of Board membership.

(b)
The Company shall indemnify the Executive and hold her harmless to the fullest extent permitted by law and under the by-laws of the Company against, and in respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of her duties and obligations with the Company and reasonable belief that such performance is in, and not opposed to, the best interests of the Company.

(c)	All amounts payable hereunder are subject to modification to comply with Section 409A.

(d)	These terms of employment may be executed in counterparts, taken together constituting one and the same agreement.

(e)
This agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(f)	This agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to any state’s principles of conflict of laws.

Agreed and accepted by the parties hereto:

April 27, 2006

Archer-Daniels-Midland Co.

By: /s/ Kelvin R. Westbrook

Its: Chairman, Select Committee

Executive

/s/ Patricia A. Woertz
Patricia A. Woertz

ATTACHMENT

DEFINITIONS

“Cause” shall mean:

(a) Executive’s indictment for or conviction of (or a plea of guilty or nolo contendere to) a felony or any crime involving dishonesty, fraud, theft or financial impropriety; provided, any termination ostensibly for Cause based such an indictment that does not result in a conviction of (or a plea of guilty or nolo contendere to) a felony or other such crime, above, shall be deemed a termination without Cause as of the date of such termination; or

(b) a determination by the Board that Executive has (i) willfully and continuously failed to perform substantially her duties (other than any such failure resulting from the Executive’s disability or incapacity due to bodily injury or physical or mental illness), which failure has continued for a period of at least thirty days following delivery of a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed her duties, (ii) engaged in a material act of dishonesty, or gross misconduct in the cause of her employment injurious to the Company, or (iii) willfully violated a material requirement of the Company’s code of conduct or her fiduciary duty to the Company. No act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in, and not opposed to, the best interests of the Company.

(c) Notwithstanding the foregoing, the Company may not terminate Executive’s employment for Cause unless and until (i) Executive is given three days advance written notice of the Board meeting called to make such determination, (ii) Executive and her legal counsel are given the opportunity to address such meeting, and (iii) a majority of the Company’s Board determines that Cause exists (specifying the particulars thereof), and approves the termination of Executive for Cause.

“Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following events:

(a) an adverse change in Executive’s status or positions as President and Chief Executive Officer of the Company (including as a result of a material diminution in Executive’s duties or responsibilities), or any removal of Executive from or any failure to reappoint or reelect Executive to such positions (except in connection with the termination of Executive’s employment for Cause or disability, as a result of Executive’s death or by Executive other than for Good Reason);

(b) any reduction in Executive’s base salary or target annual bonus;

(c) Executive being required to relocate to a principal place of employment more than 50 miles from the Company’s headquarters;

(d) the failure by the shareholders of the Company to elect or to reelect Executive as a director or the removal of Executive from such position; or

(e) the failure of the Company to obtain an agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen days after a merger, consolidation, sale or similar transaction.